UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):  June 2, 2006
THE TIMBERLAND COMPANY
(Exact name of Registrant as Specified in Charter)

DELAWARE	1-9548	02-0312554

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Domain Drive, Stratham, NH	03885

(Address of Principal Executive Offices)	(Zip Code)
(603) 772-9500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.
Second Amended and Restated Revolving Credit Agreement dated as of June 2, 2006
     On June 2, 2006, The Timberland Company (“Company”, “we”, “our” or “us”) entered into an amended and restated unsecured committed revolving credit facility with a group of banks, led by Bank of America, N.A. (the “Second Amended and Restated Revolving Credit Agreement” or “Agreement”). This Agreement amends and restates the Amended and Restated Revolving Credit Agreement dated as of April 30, 2004. This Agreement expires on June 2, 2011. The Agreement provides for $200 million of committed borrowings, of which up to $125 million may be used for letters of credit. Upon the approval of the bank group, we may increase the committed borrowing limit by $100 million for a total commitment of $300 million. This facility may be used for working capital, share repurchases, acquisitions and other general corporate purposes. Under terms of the Agreement, we may borrow at interest rates based on Eurodollar rates, plus an applicable margin of between 18.5 and 52.5 basis points based on a fixed charge coverage grid and the utilization of the facility. At June 2, 2006, the applicable margin under the facility was 27 basis points. We will pay a commitment fee of 6.5 to 15 basis points per annum on the total commitment, based on a fixed charge coverage grid that is adjusted quarterly. At June 2, 2006 the commitment fee was 8 basis points. The Agreement places certain limitations on additional debt, stock repurchases, acquisitions, amount of dividends we may pay, and certain other financial and non-financial covenants. The primary financial covenants relate to a minimum fixed charge coverage of 3:1 and a leverage ratio of 2:1. We measure compliance with the financial and non-financial covenants and ratios as required by the terms of the Agreement on a fiscal quarter basis. A copy of the Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending June 30, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMBERLAND COMPANY
Date: June 7, 2006	By:	/s/ John Crimmins
		Name:	John Crimmins
		Title:	Vice President, Corporate Controller and Chief Accounting Officer